Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

Viad Corp,

Crestview IV VC TE Holdings, LLC,

Crestview IV VC Holdings, L.P.,

AND

Crestview IV VC CI Holdings, L.P.

Dated as of August 5, 2020

i

ii

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of August 5, 2020, by and among Viad Corp, a Delaware corporation (including its successors and permitted assigns, the "Company"), Crestview IV VC TE Holdings, LLC, a Delaware limited liability company ("Crestview VC TE"), Crestview IV VC Holdings, L.P., a Delaware limited partnership ("Crestview VC Holdings") and Crestview IV VC CI Holdings, L.P., a Delaware limited partnership ("Crestview VC CI" and, together with Crestview VC TE and Crestview VC Holdings, the "Stockholders" and each, a "Stockholder" ). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A.

WHEREAS, the Company and the Stockholders are parties to (i) that certain Stockholders Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Stockholders Agreement"), establishing and setting forth certain rights and obligations associated with the ownership of shares of capital stock of the Company and certain arrangements relating to the management of the Company, and (ii) that certain Investment Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Investment Agreement"), pursuant to which the Company issued and sold to the Stockholders, and the Stockholders purchased from the Company, shares of Preferred Stock; and

WHEREAS, the Company has agreed to provide to the Stockholders the registration and other rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

RESALE SHELF REGISTRATION

Section 1.1 Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its reasonable best efforts to file, at least ninety (90) days prior to the expiration of the eighteen (18) month lock-up period set forth in Section 4.1 of the Investment Agreement (the "Lock-Up Period"), a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders) (the "Resale Shelf Registration Statement" and such registration, the "Resale Shelf Registration"), and if the Company is a WKSI as of the filing date, the Resale Shelf Registration Statement shall be an Automatic Shelf Registration Statement. If the Resale Shelf Registration Statement is not an Automatic Shelf Registration Statement, then the Company shall use its reasonable best efforts to cause such Resale Shelf Registration Statement to be declared effective by the Commission as promptly as practicable after the filing thereof, but in any event prior to the expiration of the Lock-Up Period.

Section 1.2 Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its reasonable best efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the "Effectiveness Period").

Section 1.3 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and in any event shall within thirty (30) days of such cessation of effectiveness, amend such Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration or, file an additional registration statement (a "Subsequent Shelf Registration") for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is sixty (60) days after such Subsequent Shelf Registration is filed and (b) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form, and if the Company is a WKSI as of the filing date, such Registration Statement shall be an Automatic Shelf Registration Statement. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders.

Section 1.4 Supplements and Amendments. The Company shall supplement and amend any Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration if required by the Securities Act or as reasonably requested by the Holders covered by such Shelf Registration. A Shelf Registration shall not cover the sale or distribution of securities other than Registrable Securities owned by the Holders without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding. For the avoidance of doubt, the foregoing sentence shall not restrict the Company from undertaking a primary offering of debt or equity securities on Form S-3 that is not a Shelf Registration.

Section 1.5 Subsequent Holder Notice. If a Person becomes a Holder of Registrable Securities after a Shelf Registration becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration (a "Subsequent Holder Notice"):

(a)if required and permitted by applicable law, as promptly as is reasonably practicable following delivery of the Subsequent Holder Notice file with the Commission a supplement to the related prospectus or a post-effective amendment to the Shelf Registration so that such Holder is named as a selling securityholder in the Shelf Registration and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law, provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any forty-five (45)-day period;

(b)if, pursuant to Section 1.5(a), the Company shall have filed a post-effective amendment to the Shelf Registration that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable, but in any event by the date that is sixty (60) days after the date such post-effective amendment required by Section 1.5(a) is filed; and

(c)notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.5(a).

Section 1.6 Underwritten Offering. The Holders of a majority of the Registrable Securities may on up to five (5) occasions after the Resale Shelf Registration Statement becomes effective deliver a written notice to the Company specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration is intended to be conducted through an underwritten offering (the "Shelf Notice"), so long as (i) the anticipated gross proceeds of such underwritten offering is not less than twenty-five million dollars ($25,000,000) (unless the Holders are proposing to sell all of their remaining Registerable Securities) and (ii) there are no more than two Shelf Notices delivered in any twelve (12) month period (the "Underwritten Offering"). In the event of an Underwritten Offering:

(a)The Holders shall select the managing underwriter or underwriters to administer the Underwritten Offering, which underwriter or underwriters shall be reasonably acceptable to the Company.

(b)Notwithstanding any other provision of this Section 1.6, if the managing underwriter or underwriters of a proposed Underwritten Offering advises the Board that in its or their opinion the number of Registrable Securities requested to be included in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering in light of market conditions, the Registrable Securities shall be included on a pro rata basis upon the number of securities that each Holder shall have requested to be included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters.

Section 1.7 Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if a Holder delivers a notice to the Company (a "Take-Down Notice") stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a "Shelf Offering") and stating the number of Registrable Securities to be included in such Shelf Offering, then, subject to the other applicable provisions of this Agreement, the Company shall as promptly as is reasonably practicable (and in any event within thirty (30) days following delivery of the Take-Down Notice to the Company) amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

ARTICLE II

COMPANY REGISTRATION

Section 2.1 Notice of Registration. If at any time or from time to time the Company shall determine to file a registration statement with respect to an offering (or to make an underwritten public offering pursuant to a previously filed registration statement) of its Common Stock, whether or not for its own account (other than a registration statement on Form S-4, Form S-8 or any successor forms), the Company will:

(a)promptly give to each Holder written notice thereof (and in any event at least twenty (20) days before such offering); and

(b)subject to Section 2.2, include in such registration or underwritten offering (and any related qualification under blue sky laws or other compliance) all the Registrable Securities specified in a written request or requests made within ten (10) days after receipt of such written notice from the Company by any Holder.

Section 2.2 Underwriting. The right of any Holder to registration pursuant to Section 1.6 or this Article II shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. Each Holder proposing to distribute its securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform such Holder's obligations under an underwriting agreement with the managing underwriter selected for such underwriting by the Company or, in the case of a registration pursuant to Section 1.6, by the Company and such Holder (such underwriting agreement to be in the form negotiated by the Company and/or such Holder, as the case may be). Notwithstanding any other provision of this Article II, if the managing underwriter or underwriters of a proposed underwritten offering with respect to which Holders of Registrable Securities have exercised their piggyback registration rights advise the Board that in its or their opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (a) first, (i) in the event such offering was initiated by the Company, up to the total number of securities that the Company has requested to be included in such registration or (ii) in the event such offering was initiated by the holders of securities (other than the Holders) who have exercised their demand registration rights, up to the total number of securities that such holders of such securities have requested to be included in such offering, (b) second, and only if all the relevant securities referred to in clause (a) have been included, up to the total number of securities that the Holders have requested to be included in such offering (pro rata based upon the number of securities that each of them shall have requested to be included in such offering) and (c) third, and only if all the securities referred to in clause (b)

have been included, all other securities proposed to be included in such offering that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

Section 2.3 Right to Terminate Registration. The Company or the holders of securities who have caused a registration statement to be filed as contemplated by this Article II, as the case may be, shall have the right to have any registration initiated by it or them under this Article II terminated or withdrawn prior to the effectiveness thereof, whether or not any Holder has elected to include securities in such registration.

ARTICLE III

ADDITIONAL PROVISIONS REGARDING REGISTRATION RIGHTS

Section 3.1 Registration Procedures. In the case of each registration effected by the Company pursuant to Article I or II, the Company will keep each Holder participating in such Registration reasonably informed as to the status thereof and, at its expense, the Company will:

(a)prepare and file with the Commission a registration statement with respect to such securities in accordance with the applicable provisions of this Agreement;

(b)as promptly as is reasonably practicable (and in any event within thirty (30) days following delivery of the Take-Down Notice to the Company) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement (including to permit the intended method of distribution thereof) and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(c)furnish to the Holders participating in such registration and to their legal counsel copies of the registration statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such registration statement;

(d)furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(e)use reasonable best efforts to notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the Company's knowledge of the existence of any fact or happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 3.1(l), at the request of any such Holder, prepare promptly and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing

(f)use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g)in the event that the Registrable Securities are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement in accordance with the applicable provisions of this Agreement;

(h)in connection with an underwritten public offering, cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by such offering (including participation in "road shows" or other similar marketing efforts);

(i)use reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(j)use reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(k)make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Holder included in any registration, by any lead underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Holder included in such registration or any lead underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and use its reasonable best efforts to cause all of the Company's officers, directors and employees and the independent public accountants who have certified the Company's financial statements to make themselves reasonably available to discuss the business of the Company and to supply all information reasonably requested by any such Holders, lead underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (k) into customary confidentiality agreements in a form reasonably acceptable to the Company); and

(l)notwithstanding any other provision of this Agreement, if the Board has determined in good faith that the disclosure necessary for continued use of the prospectus and registration statement by the Holders could be materially detrimental to the Company, the Company shall have the right not to file or not to cause the effectiveness of any registration covering any Registrable Securities and to suspend the use of the prospectus and the registration statement covering any Registrable Security for such period of time as its use would be materially detrimental to the Company by delivering written notice of such suspension to all Holders listed on the Company's records; provided, however, that in any 12-month period the Company may exercise the right to such suspension not more than once. From and after the date of a notice of suspension under this Section 3.1(l), each Holder agrees not to use the prospectus or registration statement until the earlier of (i) notice from the Company that such suspension has been lifted or (ii)the day following the sixtieth (60th) day of suspension within any 12-month period.

Section 3.2 Limitation on Subsequent Registration Rights. From and after the date hereof, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities that conflict with the rights granted to the Holders herein, without the prior written consent of Holders of a majority of the Registrable Securities.

Section 3.3 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I or II shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration.

Section 3.4 Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I or II are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(b)during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things: (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by it solely in the manner described in the applicable registration statement; and (iii) if required by applicable law, cause to be furnished to each agent or broker- dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(c)such Holder or Holders shall, and they shall cause their respective Affiliates to, permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably request to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders; and

(d)on receipt of written notice from the Company of the happening of any of the events specified in Section 3.1(i), or that requires the suspension by such Holder or Holders and their respective Affiliates of the distribution of any of the Registrable Securities owned by such Holder or Holders, then such Holders shall, and they shall cause their respective Affiliates to, cease offering or distributing the Registrable Securities owned by such Holder or Holders until the offering and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable law.

Section 3.5 Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use reasonable best efforts to:

(a)make and keep public information available, as those terms are understood and defined in Rule 144;

(b)file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

Section 3.6 "Market Stand-Off" Agreement. The Company and the Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any registered public sale of securities by the Company in which the Company gave the Holders an opportunity to participate in accordance with Article II. Subject to the preceding sentence, the Company and each of the Holders also shall execute and deliver any "lock-up" agreement reasonably requested by the representatives of any underwriters of the Company.

Section 3.7 Insider Trading Policy. For so long as the board of directors of the Company includes one or more of a Holder's designees for appointment or election to the board of directors of the Company pursuant to the Stockholders Agreement, such Holder shall, and shall cause its Affiliates, to comply with the Company's insider trading policy, including by not trading in the Company's securities during any "black-out" or "closed window" imposed thereunder.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification by Company. To the extent permitted by applicable law, the Company agrees to indemnify each Holder, each Holder's current and former officers, directors, partners and members, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Company Indemnified Parties"), against all expenses, claims, losses, damages and liabilities, joint or several, (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities laws applicable to the Company in connection with any such registration, and the Company will reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred. The Company shall not be liable to a Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any Holder.

Section 4.2 Indemnification by Holders. To the extent permitted by applicable law, each Holder, by exercising its registration rights under this Agreement, agrees, severally and not jointly, to indemnify the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company's securities covered by such a registration, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder and each of such Holder's officers, directors, partners and members and each Person controlling such Holder within the meaning of Section 15 of the Securities Act (collectively, the "Holder Indemnified Parties"), against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to such Holder, and will reimburse each of the Holder Indemnified Parties for any reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that in no event shall any indemnity under this Section 4.2 payable by a Holder exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation.

Section 4.3 Notification. Each party entitled to indemnification under this Article IV (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties) shall have the right to retain one (1) separate counsel in addition to one (1) local counsel in each relevant jurisdiction, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Article IV, only to the extent that, the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability arising out of such claim or litigation or does include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. The indemnity agreements contained in this Article IV shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this

Article IV shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have.

Section 4.4 Contribution. If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in Article IV, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4.4. In no event shall any Holder's contribution obligation under this Section 4.4 exceed the amount by which the net proceeds actually received by such Holder from the sale of Registrable Securities included in such registration exceeds the amount of any other losses, expenses, settlements, damages, claims and liabilities that such Holder has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

TRANSFER AND TERMINATION OF REGISTRATION RIGHTS

Section 5.1 Transfer of Registration Rights. The rights to cause the Company to register securities granted to a Holder under this Agreement may be assigned to any transferee permitted under and in compliance with the terms of Section 4.1 of the Investment Agreement in connection with any transfer or assignment of Registrable Securities to such transferee in accordance with the Investment Agreement, the Stockholders Agreement and the Certificate of Designations; provided, however, that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) prior written notice of such assignment is given to the Company, and (c) such transferee agrees in writing to be bound by, and subject to, this Agreement as a "Holder" pursuant to a written instrument in form and substance reasonably acceptable to the Company.

Section 5.2 Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Articles I and II shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

ARTICLE VI

MISCELLANEOUS.

Section 6.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.1, provided that receipt of copies of such counterparts is confirmed.

Section 6.2 Governing Law; Waiver of Jury Trial.

(a)This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(b)Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a "Chosen Court" and collectively, the "Chosen Courts"), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the "Applicable Matters") shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c)Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d)Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.5 shall be deemed effective service of process on such Person.

(e)Waiver of Jury Trial. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.3 Entire Agreement; No Third Party Beneficiary. This Agreement, the Investment Agreement and the Stockholders Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. Except as provided in Article IV, this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.4 Expenses. Except as provided in Section 3.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses.

Section 6.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)if sent by registered or certified mail in the United States return receipt requested, upon receipt;

(b)if sent by nationally recognized overnight air courier, one (1) business day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in this Section 6.5, when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other Parties to this Agreement:

If to the Company, to:

Viad Corp

1850 North Central Avenue, Suite 1900

Phoenix, AZ 85004-4565

Attention: General Counsel

Email: DLinde@viad.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Avenue, Suite 2800 Chicago, IL 60611

Attention: Bradley Faris and Jason Morelli

Email: bradley.faris@lw.com; jason.morelli@lw.com

If to the Stockholders, to:

c/o Crestview Partners IV, L.P. 590 Madison Avenue, 36th Floor

New York, NY 10022 Telephone: (212) 906-0700 Facsimile: (212) 906-0750

Attn: Brian Cassidy
        Ross Oliver

E-mail: bcassidy@crestview.com
           roliver@crestview.com

with a copy which shall not constitute notice to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telephone:	(212) 373-3000
Facsimile:	(212) 757-3990
Attn:	Neil Goldman
E-mail:	ngoldman@paulweiss.com

Section 6.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 5.1, no assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.7 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Company and the Holders of a majority of the Registrable Securities outstanding at the time of such amendment. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.9 Interpretation; Absence of Presumption.

(a)For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs in this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; and (iv) the word "or" shall not be exclusive.

(b)With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 6.10 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

(The next page is the signature page)

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

VIAD CORP

By: /s/ Steven W. Moster

Name: Steven W. Moster

Title: President and Chief Executive

Officer

[Signature Page to Registration Rights Agreement]

CRESTVIEW IV VC TE HOLDINGS, LLC

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

CRESTVIEW IV VC HOLDINGS, L.P.

By: Crestview IV VC Holdings GP, LLC, its general partner

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

CRESTVIEW IV VC CI HOLDINGS, L.P.

By: Crestview IV VC CI GP, LLC, its general partner

By: /s/ Ross A. Oliver

Name: Ross A. Oliver

Title: General Counsel

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINED TERMS

1.The following capitalized terms have the meanings indicated:

"Affiliate" of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

"Automatic Shelf Registration Statement" means an "automatic shelf registration statement" as defined under Rule 405.

"Board" means the board of directors of the Company.

"Certificate of Designations" has the meaning set forth in the Investment Agreement.

"Commission" means the U.S. Securities and Exchange Commission.

"Common Stock" means the Company's common stock, par value $1.50 per share.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

"Holder" means (a) any Stockholder Parties (as defined in the Stockholders Agreement) holding Registrable Securities and (b) any transferee holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 5.1.

"Investment Agreement" has the meaning set forth in the Recitals.

"Permitted Transferee" has the meaning given to such term in the Investment Agreement.

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other legal entity, or any government or governmental agency or authority.

"Preferred Stock" means the Company's 5.5% Series A Convertible Preferred Stock, par value $0.01 per share.

"register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

"Registration Expenses" means (a) all reasonable and documented fees and expenses incident to the performance of or compliance with this Agreement, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of all independent certified public accountants, blue sky fees and expenses, expenses of the Company incurred in connection

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with any road show and the expense of any special audits incident to or required by any such registration; and (b) the fees and expenses of any counsel to the Holders.

"Registrable Securities" means (a) any shares of Common Stock now owned or hereafter acquired (in compliance with the terms of the Investment Agreement and the Stockholders Agreement), including any shares actually issued upon conversion of the Preferred Stock, (b) any other shares of Common Stock issued in respect of preemptive rights of a Stockholder and (c) any Common Stock or other securities actually issued in respect of the securities described in clauses

(a)or (b) above or this clause (c) upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event; provided, however, that the securities described in clauses (a), (b) and (c) above shall only be treated as Registrable Securities until the earliest of: (i) the date on which such security has been registered under the Securities Act and disposed of in accordance with an effective registration statement relating thereto; (ii) the date on which such security has been sold pursuant to Rule 144 and the security is no longer a Restricted Security; (iii) the date on which all Registrable Securities owned by the Holder thereof, on an as- converted basis, constitute less than 1% of all outstanding shares of Common Stock and may be resold without volume or other restrictions in a single day pursuant to Rule 144; or (iv) the date on which such security is transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 5.1.

"Restricted Securities" means any Common Stock required to bear the legend set forth in Section 4.2(a) of the Investment Agreement.

"Rule 144" means Rule 144 promulgated under the Securities Act and any successor provision.

"Rule 405" means Rule 405 promulgated under the Securities Act and any successor provision.

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

"Shelf Registration" means the Resale Shelf Registration or a Subsequent Shelf Registration, as applicable.

"WKSI" means a "well known seasoned issuer" as defined under Rule 405.

2.The following terms are defined in the Sections of the Agreement indicated:

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INDEX OF TERMS
Term	Section
Agreement	Preamble
Applicable Matters	Section 6.2(b)
Chosen Court	Section 6.2(b)
Company	Preamble
Company Indemnified Parties	Section 4.1
Effectiveness Period	Section 1.2
Holder	Section 5.1
Holder Indemnified Parties	Section 4.2
Indemnified Party	Section 4.3
Indemnifying Party	Section 4.3
Lock-Up Period	Section 1.1
Market Stand-Off	Section 3.6
Resale Shelf Registration	Section 1.1
Resale Shelf Registration Statement	Section 1.1
Stockholder	Preamble
Subsequent Holder Notice	Section 1.5
Subsequent Shelf Registration	Section 1.3
Underwritten Offering	Section 1.6

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